Exhibit 10.10

                              EMPLOYMENT AGREEMENT

            This sets forth the terms of the Employment Agreement between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) THOMAS A. McCULLOUGH, an individual currently residing at Laceyville, Pennsylvania ("Employee"). This Agreement shall become effective upon the closing of the merger of Community Bank System, Inc. and Grange National Banc Corp.

                               W I T N E S S E T H

            IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

            1. Employment.

                  (a) Term. Employer shall employ Employee, and Employee shall serve, as President, Pennsylvania Banking for Community Bank System, Inc. and Community Bank, N.A. for the period that begins on the date of the closing of the merger of Community Bank System, Inc. and Grange National Banc Corp. and that ends on December 31, 2007 ("Period of Employment"), subject to termination as provided in paragraph 3 hereof.


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

                  (b) Salary. From the effective date of this Agreement through December 31, 2004, Employer shall pay Employee base salary at the annual rate of not less than $185,000 ("Base Salary"). Employee's Base Salary for calendar years after 2004 shall be reviewed and adjusted annually in accordance with Employer's regular payroll practices for executive employees; provided that the annual Base Salary rate shall be at least $185,000.

                  (c) Incentive Compensation. Employee shall be entitled to annual incentive compensation opportunities pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to cover Employee and other key personnel of Employer; provided that, for 2003 and 2004, Employee shall be entitled to a minimum incentive bonus of $45,000 (prorated for 2003, based on the number of weeks of Employee's employment with Employer in 2003). Upon termination of Employee's employment pursuant to subparagraph 3(a), 3(b), 3(c) or 6, Employee shall be entitled to a pro rata portion (based on Employee's complete months of active employment in the applicable year) of the annual incentive award that is payable with respect to the year during which the termination occurs or, in the case of a termination upon Employee's disability pursuant to subparagraph 3(c), the date the Disability Period began.

                  (d) Signing Bonus. Employer shall pay Employee $430,000 (less applicable withholding), as a one-time signing bonus, within 10 days of the commencement of Employee's employment with Employer. Employee acknowledges that the payment made pursuant to this paragraph 1(d) is in satisfaction of and replaces all "Change in Control" payments and benefits Employee might have been entitled to pursuant to the March 25, 1998 Employment Agreement between Employee, Grange National Bank and Grange National Banc

Corp. ("Grange Employment Agreement"). Employee agrees that he will not make any claim for Change in Control payments or benefits described in the Grange Employment Agreement.

            2. Duties during the Period of Employment. Employee shall have full responsibility, subject to the control of Employer's Board of Directors or the authorized designee of the Board of Directors, for the supervision of substantially all aspects of Employer's business and operations in the State of Pennsylvania, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by Employer's Board of Directors or the authorized designee of the Board of Directors. Employee shall report to the President and Chief Executive Officer of Employer. Employee shall devote Employee's best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability and devote all of Employee's working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, and business, civic and charitable organizations, provided that such affiliations do not interfere with the performance of Employee's duties under this Agreement. Employee shall serve on the Board of Directors of, or as an officer of Employer's affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee's duties as a Director of Employer.

            3. Termination. Employee's employment by Employer shall be subject to termination as follows:

                  (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a


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

written agreement extending Employee's employment, except for the continuing obligations of the parties as specified hereunder.

                  (b) Termination Upon Death. This Agreement shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of 90 days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A. Employee's beneficiary shall be free to dispose of any restricted stock previously granted to Employee by Employer. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Beneficiary to purchase the balance of Community Bank System, Inc. ("CBSI") Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's death or termination of employment.

                  (c) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform Employee's duties hereunder by reason of physical or mental illness or injury for a period of 26 successive weeks (the "Disability Period") shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and


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

conclusive on Employee and Employer. During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary otherwise payable during that period, reduced by any other benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker's compensation law, or any other benefit program or arrangement). Upon termination pursuant to this disability provision, Employee shall be free to dispose of any restricted stock granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's disability or termination of employment.

                  (d) Termination for Cause. Employer may terminate Employee's employment immediately for "cause" by written notice to Employee. For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:

                        (i) Material breach of this Agreement;

                        (ii) Documented misconduct as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder including, but not limited to, misappropriating any funds or property of any such company, or attempting to obtain any personal profit (x) from any transaction to which such company is a party or (y) from any transaction with any third party in which Employee has an


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

interest which is adverse to the interest of any such company, unless, in either case, Employee shall have first obtained the written consent of the Board of Directors of Employer;

                        (iii) Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within 60 days;

                        (iv) Conviction of a crime involving moral turpitude;

                        (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

                        (vi) Documented failure to follow the reasonable, written instructions of the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct; or

                        (vii) Any documented intentional violation by Employee of the rules or regulations of the Office of the Comptroller of the Currency or of any other regulatory agency.

            Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

                  (e) Termination For Reasons Other Than Cause. If Employee is involuntarily replaced by Employer as President, Pennsylvania Banking for Community Bank System, Inc. and Community Bank, N.A. prior to December 31, 2007 for reasons other than cause, or if Employer terminates Employee prior to December 31, 2007 for reasons other than


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

cause, then Employee shall be entitled to a severance benefit equal to the greater of (i) the sum of the annual Base Salary in effect at the time of termination and the most recent payment to Employee under the Management Incentive Plan, payable in equal monthly or semi-monthly installments over the 12-month period following Employee's termination, or (ii) amounts of Base Salary and expected Management Incentive Plan payments that otherwise would have been payable through the balance of the unexpired term of this Agreement, payable in monthly or semi-monthly installments through the balance of the unexpired term of this Agreement. In addition, Employer shall: (iii) permit Employee to dispose of any restricted stock granted to Employee; (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee's termination of employment;
(v) fully fund the grantor trust created to provide a source of funds to pay benefits payable pursuant to the separate "Supplemental Executive Retirement Agreement" between Employee and Employer, as amended; and (vi) cover Employee and his eligible dependents under all Employer benefit plans and programs available to Employer's former employees.

                  Notwithstanding the foregoing, if Employer terminates Employee prior to December 31, 2007 for reasons other than cause and under circumstances that entitle Employee to payments and benefits under paragraph 6 of this Agreement (regarding "Change of Control"), then amounts payable under clauses
(i) or (ii) of this paragraph 3(e) shall be reduced by payments made to Employee under paragraphs 6(a)(i) and (ii).


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

                  (f) Expiration of Term Without Renewal. In the event that Employee's employment ends on December 31, 2007 solely because Employer chooses not to renew or extend this Agreement beyond December 31, 2007 for reasons other than cause, then Employee shall be entitled to a severance benefit equal to the sum of (i) 175 percent of the annual Base Salary in effect at the time of termination, and (ii) the most recent payment to Employee under the Management Incentive Plan, such sum to be payable in equal biweekly installments over the six-month period following Employee's termination of employment. Amounts payable under this paragraph 3(f) shall be reduced by any payments made to Employee under paragraphs 6(a)(i) and (ii).

                  (g) Employer shall have the right of first refusal to purchase from Employee or Employee's estate, shares of CBSI stock acquired pursuant to the exercise of stock options after the date of Employee's termination of employment for any reason. In the event Employee or Employee's estate elects to dispose or transfer such acquired shares, Employee or Employee's estate shall provide Employer with 30 days advance written notice of his or its intention to sell or transfer the shares. Employer may exercise its right of first refusal to purchase by providing Employee or Employee's estate with written notice of such exercise within 30 days of Employer's receipt of the written notice from Employee or Employee's estate. If Employer exercises its right to purchase, the purchase shall be completed within 10 days following Employee's or Employee's estate's receipt of Employer's notice of exercise and the purchase price per share shall equal the closing price per share of CBSI stock on the immediately preceding date on which CBSI stock was traded on a national exchange. Such right of first refusal shall expire ten years from the date of termination.


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

            4. Fringe Benefits.

                  (a) Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of its executive employees. Participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Employee shall be reimbursed for related expenses not covered by Employer's health insurance plan, or any other plan in which Employee is enrolled. Employee shall not be eligible to participate in Employer's Severance Pay Plan maintained for other employees not covered by employment agreements.

                  (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties hereunder. Reimbursable expenses must be submitted to the President and Chief Executive Officer of Employer for review on a quarterly basis.

                  (c) Other Benefits. During the Period of Employment, Employee also shall be entitled to receive the following benefits:


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

                        (i) Paid vacation of 4 weeks during each calendar year (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer's holiday policy;

                        (ii) Reasonable sick leave;

                        (iii) Employer paid membership for Employee at a country club in the Scranton/Wilkes Barre, Pennsylvania area, subject to the approval of the President and Chief Executive Officer of Employer. Although it is contemplated that the membership shall be utilized for marketing and promotion of Employer's business interests, in the event that any part of this membership shall be treated as taxable compensation to Employee, Employer shall reimburse Employee for any federal, state or local income tax owed by Employee, including such taxes owed as a result of any reimbursement under this subparagraph (iii), in connection with such membership.

                        (iv) The use of an Employer-owned automobile of Employee's choice, the purchase and replacement of which shall be subject to the approval of the Compensation Committee of the Board of Directors of Employer;

                        (v) Reimbursement of the purchase price of a car telephone and all Employer-related business charges incurred in connection with the use of such telephone;

                        (vi) Continuation of the March 13, 1991 Split Dollar Insurance Agreement between Grange National Banc Corp., Grange National Bank and Employee; and

                        (vii) Reimbursement, up to an aggregate maximum of $10,000, for the following relocation expenses, contingent upon the completion of Employee's relocation


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

to the Clarks Summit, Pennsylvania area within six weeks of the effective date of this Agreement:

                        (A) the cost of moving Employee's normal household goods
            from Employee's Laceyville, Pennsylvania residence to the Clarks Summit, Pennsylvania area;

                        (B) the closing costs on the purchase of a residence in
            the Clarks Summit, Pennsylvania area, which for this purpose shall mean legal fees, abstract and title fees, city, county and state stamps, survey fee, loan application fees, termite inspection fee, engineering inspection fee, title search fee, and title insurance premium; and

                        (C) the closing costs on the sale of Employee's
            Laceyville, Pennsylvania residence, which for this purpose shall mean legal fees, appraisal costs, and licensed real estate broker's commission up to six percent of the gross selling price of Employee's Wyalusing, Pennsylvania residence.

                        (viii) Reimbursement, up to an aggregate monthly maximum of $350, for reasonable travel expenses incurred by Employee through June 2005 to permit Employee's son, Luke McCullough, to complete high school in Wyalusing, Pennsylvania.

                  (d) Supplemental Retirement Benefits. The terms and conditions for the payment of supplemental retirement benefits are set forth in a separate "Amended and Restated Supplemental Executive Retirement Agreement," dated January 17, 2003 and amended as of March 26, 2003, between Employee and Grange National Bank, which agreement shall be assumed and continued by Employer; provided that the parties agree that the Amended and


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

Restated Supplemental Executive Retirement Agreement shall be amended further to include offsets for contributions and benefits provided to Employee pursuant to Employer's tax-qualified retirement plans.

            5. Stock Options. Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted options to purchase shares of common stock of CBSI. Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 1994 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine. Reviews shall be conducted no less frequently than annually.

            6. Change of Control.

                  (a) If Employee's employment with Employer (as an employee) shall cease for any reason, including Employee's voluntary termination for "good reason" (as defined in paragraph 6(c) below), but not including Employee's termination for "cause" (as described in paragraph 3(d)) or Employee's voluntary termination without "good reason," within 2 years following a "Change of Control" that occurs during the Period of Employment, Employer shall:

                        (i) Retain the services of Employee, on an independent contractor basis, as a consultant to Employer for a period of no less than 36 months at an annual consulting fee rate equal to the total of Employee's Base Salary in effect at the time of Employee's termination plus an amount equal to the Management Incentive paid to the Employee in the year prior to the "Change of Control";

                        (ii) Provide Employee with fringe benefits, or the cash equivalent of such benefits, identical to those described in paragraph 4(a) for the period during


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

which Employee is retained as a consultant pursuant to (i) above. To the extent the benefits provided to Employee in this paragraph 6(a)(ii) are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and tax reimbursement; and

                        (iii) Treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised (so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's termination of employment) and permit Employee to dispose of any restricted stock granted to Employee.

                        (iv) Subject to Employer's right to make the single lump sum payment described in paragraph 6(a)(v) below, if any portion of the amounts paid to, or value received by, Employee following a "Change of Control" (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Internal Revenue Code Section 280G, with any restructured payments being made to Employee as soon as practicable. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this paragraph 6, then payments shall be made without restructuring. Subject to paragraph 6(a)(v), Employee shall be responsible for all taxes that are payable by Employee as a result of Employee's receipt of an "excess parachute payment." Notwithstanding the foregoing, Employee shall have the option of receiving a portion of the amounts otherwise required to be paid to, or the value otherwise required to be received by,


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

Employee following a "Change of Control" (whether paid or received pursuant to this paragraph 6 or otherwise), as determined by Employee, so that aggregate present value of such portion, as determined under Internal Revenue Code 280G, of the amounts otherwise required to be paid to, or the value otherwise required to be received by, Employee is equal to 2.99 of Employee's "base amount" of compensation within the meaning of Internal Revenue Code Section 280G.

                        (v) Notwithstanding the foregoing of this paragraph 6(a), the Board of Directors of Employer may elect, in its sole discretion, to pay all benefits due Employee pursuant to this paragraph 6 in a single lump sum payment within 90 days following a Change of Control and Employee's termination of employment with Employer. In the event a single lump sum payment is made pursuant to the foregoing sentence, the amount of the payment shall be increased to the extent necessary to hold Employee harmless from all income and excise tax liability attributable to such single lump sum payment, including, but not limited to, all taxes that are payable by Employee as a result of Employee's receipt of an "excess parachute payment" and as a result of any payment made to Employee pursuant to this sentence.

                  (b) For purposes of this paragraph 6, a "Change of Control" shall be deemed to have occurred if:

                        (i) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;

                        (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were


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

directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

                        (iii) Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

                        (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or

                        (v) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

                  (c) For purposes of this paragraph 6, "good reason" shall mean action taken by Employer that results in:

                        (i) An involuntary and material adverse change in Employee's title, duties, responsibilities, or total remuneration;

                        (ii) An involuntary and material relocation of the office from which Employee is expected to perform his duties; or

                        (iii) An involuntary and material adverse change in the general working conditions (including travel requirements and clerical support) applicable to Employee.


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

            7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

            8. Covenants.

                  (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

                  (b) No Competition. Employee's employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or


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

have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer, in the states of New York and Pennsylvania. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and
(iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (c) Non-Competition Period. If Employee's employment with Employer shall cease for any reason during the Period of Employment as defined in paragraph 1(a) of this Agreement, the "non-competition period" shall begin on the date the first payment is made pursuant to the terms of this Agreement and shall end on the earlier of (i) the date that is 18 months after the date the final payment is made pursuant to the terms of this Agreement, or (ii) December 31, 2007.

                  (d) Certain Affiliates of Employer. It is understood that Employee may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer's parent may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Employee covenants that he shall not, during the term of his employment by Employer or for the period specified in 8(c) above, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

                  (e) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer may offset immediately any and all amounts payable to Employee under this Agreement in addition to any and all other remedies available to Employer under the law or in equity.

            9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.


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

            10. Rules, Regulations and Policies. Employee shall abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

            11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

            12. Return of Employer's Property. After Employee has received notice of termination or at the end of the term hereof, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

            13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

            14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

            15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.


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

            16. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the Grange Employment Agreement. Employee hereby waives all claims Employee may have under the Grange Employment Agreement. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto. The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach. The provisions of paragraphs 6 and 8 hereof shall survive the termination of this Agreement.

            17. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

            18. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.


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

            The foregoing is established by the following signatures of the parties.

                                        COMMUNITY BANK SYSTEM, INC.

                                        By:____________________________

                                        Its:___________________________


                                        COMMUNITY BANK, N.A.

                                        By:____________________________

                                        Its:___________________________


                                        _______________________________
                                             THOMAS A. McCULLOUGH


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

                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM

            Pursuant to the Employment Agreement between (i) Community Bank System, Inc. and Community Bank, N.A., and (ii) Thomas A. McCullough ("Agreement"), I, Thomas A. McCullough, hereby designate _________________, my __________, as the beneficiary of amounts payable upon my death in accordance with paragraph 3(b) of the Agreement. My beneficiary's current address is
_____________________________________.


Dated: _____________                    _________________________________
                                              Thomas A. McCullough

______________________________
Witness


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